                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-73303

PROSPECTUS

                                 158,038 Shares

                         True North Communications Inc.

                                  Common Stock

                               ----------------

   The shares offered hereby are 158,038 issued and outstanding shares of Common Stock of True North Communications Inc., which are owned by the Selling Stockholders named in this Prospectus, and which will be sold from time to time by the Selling Stockholders for their respective accounts.

   The Selling Stockholders have advised us that they intend to sell the shares in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions). We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

   Our Common Stock is listed on the New York Stock Exchange under the symbol "TNO." On March 2, 1999, the closing price of our Common Stock on the New York Stock Exchange was $24.00 per share.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                March 15, 1999.

                                  THE COMPANY

   In December 1994, True North Communications Inc. ("True North") succeeded Foote, Cone & Belding Communications, Inc. as the holding company for Foote, Cone & Belding. In December 1997, through the merger of a subsidiary of True North with Bozell, Jacobs, Kenyon & Eckhardt, Inc., True North almost doubled its size by adding Bozell Worldwide, Temerlin McClain and certain specialized communications businesses to its network.

   True North offers full-service advertising through two separate, independent global agency networks: Foote, Cone & Belding Worldwide and Bozell Worldwide which by themselves and through their respective subsidiaries and affiliates, independently operate separate advertising agency networks worldwide. Their primary business is to create marketing communications for their clients' goods and services across the spectrum of advertising and promotion media. Each of the agency networks has its own clients and competes with the other in certain markets. True North also operates two other independent full-service agencies, Temerlin McClain and Tierney & Partners, Inc. In addition, True North owns certain marketing services and specialty advertising companies through the True North Diversified Services Companies, and interests in certain interactive marketing companies through TN Technologies Inc. True North's corporate headquarters are located at 101 East Erie Street, Chicago, Illinois 60611-2897 and its telephone number is (312) 425-6500.

                              SELLING STOCKHOLDERS

   True North issued an aggregate of 158,038 shares of True North common stock to the Selling Stockholders as the final payment for the purchase by True North in December 1996 from the Selling Stockholders of the business and operations of Modern Media Advertising Limited Partnership. In connection with the acquisition, True North agreed to use commercially reasonable efforts to register such shares until such time as each Selling Stockholder can sell all of his shares within one three month period pursuant to the requirements of Rule 144 under the Securities Act.

   The table below sets forth the following information with respect to the Selling Stockholders:

     (i) the name of each Selling Stockholder;

     (ii) the number of shares of True North common stock beneficially owned by such Selling Stockholder prior to the offering;

     (iii) the maximum number of shares of True North common stock that may be sold by such Selling Stockholder hereby; and

     (iv) the number of shares of True North common stock to be beneficially owned by such Selling Stockholder assuming all of the shares of such Selling Stockholder covered by this Prospectus are distributed in the offering.

                                                   Maximum Number of Shares to be
                                                   Number    Beneficially Owned
                                  Number of Shares   of       after Offering,
                                    Beneficially   Shares   Assuming all Shares
                                   Owned Prior to   to be       Offered are
    Name of Selling Stockholder     the Offering   Offered      Distributed
    ---------------------------   ---------------- ------- ----------------------
   Gerald M. O'Connell and
    Elizabeth Weir O'Connell.....     145,327       70,327         75,000
   Douglas C. Ahlers.............     129,523       54,523         75,000
   Robert C. Allen, II...........      31,608       31,608              0
   Kraft Enterprises Ltd.........       1,580        1,580              0
                                      -------      -------        -------
       Total.....................     308,038      158,038        150,000
                                      =======      =======        =======

   No Selling Stockholder beneficially owns one percent or more of True North's issued and outstanding common stock.

   Because the Selling Stockholders or their transferees may offer all, a portion or none of the common stock offered pursuant to this Prospectus, no estimate can be given as to the amount of common stock that will be held by the Selling Stockholders upon termination of the offering.

                              PLAN OF DISTRIBUTION

   True North has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in ordinary brokerage transactions on the NYSE at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with the Selling Stockholders. The Selling Stockholders will pay all brokerage commissions applicable to such transactions. True North will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

   There can be no assurance that the Selling Stockholders will sell any or all of the shares offered by them hereunder.

   The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                 LEGAL MATTERS

   Suzanne S. Bettman, Vice President and Assistant General Counsel of True North will issue an opinion about the legality of the True North common stock being offered by this Prospectus.

                                    EXPERTS

   The consolidated financial statements of True North and its subsidiaries included (or incorporated by reference) in True North's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

   The consolidated statements of operations, cash flows and stockholders' equity of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and subsidiaries for the two years ended March 31, 1997, were audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included in the consolidated financial statements of True North Communications Inc. for the two years ending December 31, 1996. The reports of KPMG Peat Marwick LLP on the statements of operations, cash flows and stockholders' equity of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and subsidiaries for the two years ended March 31, 1997 are incorporated by reference in reliance upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   True North files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

   True North has filed a Registration Statement relating to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the exhibits thereto for further information. This Prospectus is qualified in its entirety by such other information.

   The SEC allows True North to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about True North's business and finances.

   1. True North's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   2. True North's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   3. True North's Current Reports on Form 8-K dated November 4, 1998, December 28, 1998 and March 3, 1999;

   4. The description of True North's capital stock contained in True North's Registration Statement on Form S-4 filed on November 26, 1997, Registration No. 333-41189, and any amendment or report filed for the purposes of updating such description;

   5. The description of True North's Preferred Stock Purchase Rights contained in True North's Registration Statement on Form 8-A filed on November 5, 1998 and any amendment or report filed for the purpose of updating such description; and

   6. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1997.

   This Prospectus also incorporates by reference additional documents that may be filed by True North with the SEC between the date of this Prospectus and the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold. Any statement contained in this Prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which is also incorporated by reference modifies or supersedes such statement.

   You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to the Secretary of True North at 101 East Erie Street, Chicago, Illinois 60611-2897, (312) 425-6500. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

   You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the mailing of this Prospectus to stockholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.